Exhibit 99.1

MIMEDX Announces Fourth Quarter and Full Year 2023 Operating and Financial Results

Net Sales Grew 17% Year-Over-Year for the Fourth Quarter and 20% for the Full Year

Fourth Quarter Net Income was $53 million, Inclusive of a $40 million One-Time Non-Cash Tax Benefit

Fourth Quarter Adjusted EBITDA of $21 million, or 24% of Net Sales

Management to Host Conference Call Today, February 28, 2024, at 4:30 PM ET

MARIETTA, Ga., February 28, 2024 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), today announced operating and financial results for the fourth quarter and full year 2023.

Recent Operating and Financial Highlights:

•	Fourth quarter and full year 2023 net sales of $87 million and $321 million, reflecting 17% and 20% year-over-year growth, respectively.

•

GAAP Net Income for the fourth quarter and full year 2023 of $53 million and $58 million, respectively. GAAP Net income margin for the fourth quarter and full year 2023 were also 62% and 18%, respectively.

•	Adjusted EBITDA[1] and Adjusted EBITDA Margin for the fourth quarter 2023 of $21 million and 24%, respectively.

•	Launched EPIEFFECT®, the latest addition to the Company’s broad portfolio of Advanced Wound Care products.

•	Announced conversion of outstanding Series B convertible preferred stock to common stock.

•	Announced new senior secured credit facilities and debt refinancing in January 2024 and repaid $30 million revolving credit facility portion with cash on hand earlier this week.

Joseph H. Capper, MIMEDX Chief Executive Officer, commented, “We are once again pleased to report on another impressive quarter of top-line growth, profitability and cash flow generation as we closed out a transformative 2023, driven by the improved alignment and focus of the Company. Moreover, the 20% top-line growth we achieved for the full-year 2023 exceeded expectations and provides solid momentum going forward. Additionally, in a very short period of time, the team has successfully unlocked robust cash flow generation that should continue to improve with scale over time.”

Mr. Capper continued, “Given the commercial strength of the organization, we expect 2024 to be another noteworthy year with low double-digit net sales percentage growth and Adjusted EBITDA margin above 20%. Our improved cash flow generation and balance sheet enhancements also provide the necessary support to accelerate our growth plan as we capitalize on the opportunities before us.”

[1]

Adjusted EBITDA and related margins, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” for a reconciliation of Adjusted EBITDA and Adjusted Net Income to Net income (loss) and Adjusted EPS to Diluted earnings per share, located in “Selected Unaudited Financial Information” of this release.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Income (loss)	$53,476	$(415)	$58,228	$(30,197)
Non-GAAP Adjustments:
Depreciation expense	611	796	2,665	3,345
Amortization of intangible assets	192	182	762	701
Interest expense, net	1,593	1,450	6,457	5,016
Income tax provision (benefit) expense	(40,349)	28	(39,780)	206
Investigation, restatement and related expenses	524	3,406	5,176	12,177
Share-based compensation	4,385	1,868	17,178	12,666
Expenses related to disbanding of Regenerative Medicine business unit	785	—	6,384	—
Reorganization expenses	—	—	1,412	3,105

Adjusted EBITDA	$21,217	$7,315	$58,482	$7,019

Adjusted EBITDA margin	24.4%	9.8%	18.2%	2.6%

Fourth Quarter and Full Year 2023 Results Discussion2

Net Sales

MIMEDX reported net sales for the three months ended December 31, 2023, of $87 million, compared to $74 million for the three months ended December 31, 2022, an increase of 17%. Net sales growth came from solid contributions in both the Wound & Surgical end markets and across each of our main sites of service.

For the full year 2023, MIMEDX reported net sales of $321 million, compared to $268 million in the prior year period, reflecting growth of 20%, which was also driven by a combination of contributions in Wound & Surgical and across our sites of service.

Gross Profit and Margin

Gross profit for the three months ended December 31, 2023, was $73 million, an increase of $13 million as compared to the prior year period. Gross margin for the three months ended December 31, 2023 was 84.1%, compared to 80.7% in the prior year period. The year-over-year improvement in gross margin was driven by favorable product mix and our continued execution on yield improvement projects.

For the full year 2023, gross profit was $267 million, reflecting an increase of $47 million compared to the prior year period. Additionally, gross margin for the full year 2023 was 83.0%, compared to 82.0% for the full year 2022 and the improvement was also driven by improved yields and a favorable product mix.

[2]

The following discussion of the Company’s fourth quarter and full year 2023 results are made on a “continuing operations basis” and exclude the historical costs of the Regenerative Medicine business unit, which was disbanded beginning in June 2023. For a full discussion of the impact of these discontinued operations, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2023.

Operating Expenses

Selling, general and administrative (“SG&A”) expenses for the three months ended December 31, 2023, were $54 million compared to $50 million for the three months ended December 31, 2022. SG&A expense during the fourth quarter 2023 included increased sales commissions due to higher sales volumes.

For the full year 2023, SG&A expenses totaled $211 million, compared to $209 million for the prior year period, reflecting year over year growth of 1.1%. The increase was driven by higher levels of sales commissions due to higher sales volumes, as well as increases in stock-based compensation in 2023. These increases were partially offset by a decrease in professional services related to certain administrative expenses, including severance expenses associated with the departure of our former CEO in 2022.

Research and development expenses were $2 million for the three months ended December 31, 2023, compared to $3 million for the three months ended December 31, 2022. For the full year 2023, research and development expenses remained essentially flat at $13 million compared to 2022. Our R&D expenses in 2022 and 2023 were primarily driven by the development and launches of our newest products in the portfolio - AMNIOEFFECT, AXIOFILL and EPIEFFECT - along with additional early-stage Wound & Surgical products in development.

Investigation, restatement and related expense for the three months ended December 31, 2023 was $1 million, compared to $3 million for the three months ended December 31, 2022. For the full year 2023, investigation, restatement and related expenses totaled $5 million compared to $12 million in 2022. The decrease was related to negotiated reductions in legal fees previously incurred. In addition, following the end of a legal proceeding, expenses under our last material proceeding involving indemnification of former officers and directors substantially ceased in 2023.

Net income from continuing operations for the three months and full year ended December 31, 2023, were $51 million and $67 million, respectively, compared to a net income from continuing operations of $2 million for the three months ended December 31, 2022 and a net loss from continuing operations of $20 million for the year ended December 31, 2022. Net income from continuing operations for the three months and full year ended December 31, 2023 were positively impacted by a $37 million income tax provision benefit, reflecting a non-cash reversal of a valuation allowance that was previously recorded against the deferred tax asset balance. The reversal was a result of an analysis following the Company’s conclusion that the Company’s disbanded Regenerative Medicine segment qualified as a discontinued operation, in concert with the Company’s operating results.

Cash and Cash Equivalents

As of December 31, 2023, the Company had $82 million of cash and cash equivalents compared to $66 million as of December 31, 2022 and $81 million as of September 30, 2023. The increase during the year ended December 31, 2023 was primarily a result of year-over-year increases in net sales, which drove increases in collections from customers, as well as year-over-year decreases in operating expenses, partially offset by the $9.5 million repurchase of a portion of the shares of Series B Convertible Preferred Stock, held by certain funds managed by Hayfin Capital Management, LLP in October 2023.

Financial Goals

The Company’s goal is to deliver net sales percentage growth in the low double-digits annually.

In 2024, the Company expects to see continued growth in both the Wound and Surgical end markets, despite more difficult prior year growth comparisons. In particular, the Company continues to anticipate solid growth in the private office setting driven by the recent launch of EPIEFFECT and ongoing changes in purchasing behaviors related to Medicare reimbursement. Additionally, the Company expects to continue to drive growth across a variety of Surgical use cases as the body of evidence for utilization of its Surgical products, such as AMNIOEFFECT, continues to grow.

For the full year 2024, the Company expects its Adjusted EBITDA as a percent of net sales to be above 20%.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its fourth quarter and full year 2023 results on Wednesday, February 28, 2024, beginning at 4:30 p.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here

U.S. Investors: 877-407-6184

International Investors: 201-389-0877

Conference ID: 13743067

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) our 2024 financial goals and expectations for future financial results, including levels of net sales, Adjusted EBITDA, and Adjusted EBITDA margin; (iii) our cash flows; (iv)our expectations regarding the use of our products, including EPIEFFECT and AMNIOEFFECT; and (v) continued growth in different care settings. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, the reimbursement environment and many other factors; (ii) the Company may change its plans due to unforeseen circumstances; (iii) the results of scientific research are uncertain and may have little or no value; (iv) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (v) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (vi) we may alter the timing and amount of planned expenditures for research and development based on regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX

MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470.304.7291

mnotarianni@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands) Unaudited

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$82,000	$65,950
Accounts receivable, net	53,871	43,084
Inventory	21,021	13,183
Prepaid expenses	5,624	7,315
Current assets of discontinued operations	—	1,331
Other current assets	1,745	3,335

Total current assets	164,261	134,198
Property and equipment, net	6,974	7,856
Right of use asset	2,132	3,400
Goodwill	19,441	19,441
Intangible assets, net	5,257	5,852
Deferred tax asset	40,777	—
Other assets	205	148
Noncurrent assets of discontinued operations	—	535

Total assets	$239,047	$171,430

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,048	$8,454
Accrued compensation	22,353	20,856
Accrued expenses	9,361	10,934
Current liabilities of discontinued operations	1,352	1,479
Other current liabilities	3,894	1,834

Total current liabilities	46,008	43,557
Long term debt, net	48,099	48,594
Other liabilities	2,223	4,773

Total liabilities	96,330	96,924
Convertible preferred stock	—	92,494
Total stockholders’ equity (deficit)	142,717	(17,988)

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$239,047	$171,430

MiMedx Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts) Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$86,832	$74,375	$321,477	$267,841
Cost of sales	13,841	14,369	54,634	48,316

Gross profit	72,991	60,006	266,843	219,525
Operating expenses:
Selling, general and administrative	54,352	49,922	211,124	208,673
Research and development	2,434	2,955	12,665	12,701
Investigation, restatement and related	524	3,406	5,176	12,177
Amortization of intangible assets	192	182	762	701

Operating income (loss)	15,489	3,541	37,116	(14,727)

Other expense, net
Interest expense, net	(1,593)	(1,450)	(6,457)	(5,016)
Other income (expense), net	16	(3)	(26)	(4)

Income (loss) from continuing operations before income tax provision	13,912	2,088	30,633	(19,747)
Income tax provision benefit (expense)	37,375	(28)	36,806	(206)

Net income (loss) from continuing operations	$51,287	$2,060	$67,439	$(19,953)
Income (loss) from discontinued operations, net of tax	2,189	(2,475)	(9,211)	(10,244)

Net income (loss)	$53,476	$(415)	$58,228	$(30,197)

Net income (loss) from continuing operations available to common shareholders	$44,829	$390	$55,796	$(26,533)

Basic net income (loss) per common share:
Continuing operations	$0.38	$0.00	$0.48	$(0.24)
Discontinued operations	$0.02	$(0.02)	$(0.08)	$(0.09)

Basic net income (loss) per common share:	$0.40	$(0.02)	$0.40	$(0.33)

Diluted net income (loss) per common share:
Continuing operations	$0.31	$0.00	$0.43	$(0.24)
Discontinued operations	$0.01	$(0.02)	$(0.06)	$(0.09)

Diluted net income (loss) per common share:	$0.32	$(0.02)	$0.37	$(0.33)

Weighted average common shares outstanding - basic	119,367,482	113,676,496	116,495,810	112,909,266
Weighted average common shares outstanding - diluted	148,076,079	114,233,567	145,962,462	112,909,266

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash flows provided by (used in) operating activities	10,257	(5,624)	26,775	(17,893)
Net cash flows used in investing activities	(481)	(1,709)	(2,155)	(2,660)
Net cash flows used in financing activities	(8,940)	66	(8,570)	(580)

Net change in cash	$836	$(7,267)	$16,050	$(21,133)

Reconciliation of Non-GAAP Measures

In addition to our GAAP results, we provide certain non-GAAP metrics including Adjusted EBITDA, related margins, Free Cash Flow, Adjusted Net Income, and Adjusted Earnings Per Share (“Adjusted EPS”). We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.

These non-GAAP financial measures reflect the exclusion of the following items:

•

Share-based compensation expense - expense recognized related to awards to various employees pursuant to our share-based compensation plans. This expense is reflected amongst cost of sales, research and development expense, and selling, general, and administrative expense in the unaudited condensed consolidated statements of operations. Refer to Note 11, Equity, in our Form 10-K for the year ended December 31, 2023 for details.

•

Investigation, restatement, and related (benefit) expense - expenses incurred toward the legal defense of certain former officers and directors, net of negotiated reductions and settlements of amounts previously advanced. This expense is reflected in the line of the same name in our unaudited condensed consolidated statements of operations.

•

Expenses related to the Disbanding of Regenerative Medicine - incremental expenses recognized or incurred directly as a result of our announcement to disband our Regenerative Medicine segment. This reflects (i) write-downs of clinical trial assets, (ii) charges associated with the wind-down of contracts associated with our clinical trial program, (iii) severance expenses incurred which were directly attributable to the disbanding, and (iv) impairment of goodwill. Severance expenses are reflected in research and development expense on the unaudited condensed consolidated statements of operations. All other charges are reflected in restructuring expense in the unaudited condensed consolidated statements of operations.

•

Reorganization expense - expenses incurred toward the realignment of our operating strategy. These expenses primarily relate to severance expenses related to certain officers. These expenses are reflected as a component of selling, general, and administrative expense in the unaudited condensed consolidated statements of operations.

•

Effects of antidilution - reflects the impact of reflecting certain transactions which are dilutive for purposes of calculating EPS on a GAAP basis, but are antidilutive for purposes of calculating Adjusted EPS. For Q4 and FY 2023, this reflects the adjustment for dividends on the Company’s Series B Preferred Stock to the numerator and incremental shares which would have been issued if the Series B Preferred Stock were converted at the beginning of the relevant period, weighted for the portion of the period that the shares were not converted, to the denominator. The reflection of this reduced the denominator by 26.8 million and 27.5 million shares, respectively.

•

Income Tax Adjustment - for purposes of calculating Adjusted Net Income (Loss) and Adjusted Earnings Per Share, reflects our expectation of a long-term effective tax rate, which is normalized and balance sheet-agnostic. Actual reporting tax expense will be based on GAAP earnings, and may differ from the expected long-term effective tax rate due to a variety of factors, including the tax treatment of various transactions included in GAAP net income and other reconciling items that are excluded in determining Adjusted Net Income (Loss) and Adjusted EPS. The long-term normalized effective tax rate was 25% for each of the years ended December 31, 2023 and 2022.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) investigation, restatement and related expenses, (vi) reorganization expenses related to severance charges for certain officers (vii) expenses related to disbanding of the Regenerative Medicine business unit and (viii) share-based compensation.

Please refer to the tables at the beginning of this press release for reconciliation to GAAP net income (loss).

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) provides a view of our operating performance, exclusive of certain items which are non-recurring or not reflective of our core operations. Management uses Adjusted Net Income to assess Company financial performance.

Adjusted Net Income is defined as GAAP net income (loss) plus (i) investigation restatement and related expenses, (ii) expenses related to disbanding our Regenerative Medicine business unit, (iii) reorganization expenses related to severance charges for certain officers, and (iv) the long-term adjusted effective income tax rate.

A reconciliation of GAAP Net Income to Adjusted Net Income appears in the table below (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$53,476	$(415)	$58,228	$(30,197)
Investigation, restatement and related expenses	524	3,406	5,176	12,177
Expenses related to disbanding of Regenerative Medicine business unit	785	—	6,384	—
Reorganization expenses	—	—	1,412	3,105
Long-term adjusted effective income tax rate	(43,958)	(726)	(47,635)	3,883

Adjusted net income (loss)	$10,827	$2,265	$23,565	$(11,032)

Adjusted Earnings Per Share

Adjusted Earnings Per Share is intended to provide a normalized view of earnings per share by removing items that may be irregular, one-time, or non-recurring from net income. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted Earnings Per Share consists of GAAP diluted earnings per share including adjustments for: (i) effects of antidilution, (ii) investigation, restatement and related expenses, (iii) reorganization expenses related to severance charges for certain officers and (iv) long-term adjusted effective income tax rate.

A reconciliation of GAAP diluted earnings per share to Adjusted Earnings Per Share appears in the table below (per diluted share):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss) per common share - diluted	$0.32	$(0.02)	$0.37	$(0.33)
Effects of antidilution	$0.07	$0.00	$0.03	$0.00
Investigation, restatement and related (benefit) expense	$0.00	$0.03	$0.04	$0.11
Reorganization expenses	$0.00	$0.00	$0.01	$0.03
Expenses related to disbanding of Regenerative Medicine business unit	$0.01	$0.00	$0.05	$0.00
Long-term adjusted effective income tax rate	$(0.36)	$0.00	$(0.40)	$0.03

Adjusted Earnings Per Share	$0.04	$0.01	$0.10	$(0.16)

Weighted average common shares outstanding - adjusted (in millions)	122.7	114.2	118.5	112.9

Free Cash Flow

Free Cash Flow is intended to provide a measure of our ability to generate cash in excess of capital investments. It provides management with a view of cash flows which can be used to finance operational and strategic investments.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, including purchases of equipment.

A reconciliation of GAAP net cash flows provided by (used in) operating activities to Free Cash Flow appears in the table below (in thousands):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net cash flows provided by (used in) operating activities	10,257	(5,624)	26,775	(17,893)
Capital expenditures, including purchases of equipment	(427)	(667)	(1,987)	(1,514)

Free Cash Flow	$9,830	$(6,291)	$24,788	$(19,407)